Exhibit 99.1

Grayscale Ethereum Trust Announces Share Split

New York, Dec. 02, 2020 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest digital currency asset manager and sponsor of Grayscale® Ethereum Trust (OTCQX: ETHE) (the “Trust”), today announced that it has declared a 9-for-1 split (the “Share Split”) of the Trust’s issued and outstanding common units of fractional undivided beneficial interest (“Shares”). With the Share Split, shareholders of record on December 14, 2020 (the “Record Date”) will receive 8 additional Shares of the Trust for each Share held.

The Share Split will be effected on December 17, 2020 to shareholders of record as of the close of business on December 14, 2020. Following the Share Split, the Trust's Shares will continue to be quoted on the OTCQX under the symbol “ETHE.”

Based on the Trust having 29,502,100 Shares issued and outstanding and each Share representing ownership of 0.09284789 of one Ethereum token as of the date of this press release, immediately after effectiveness of the Share Split on December 17, 2020, the Trust would have 265,518,900 Shares issued and outstanding and each Share would represent ownership of 0.01031643 of one Ethereum token.

The Trust may create new Shares after the date of this press release and up through the Record Date.

Shareholders are not required to take any action to receive the Shares in connection with the Share Split and they will not be required to surrender or exchange their Shares in the Trust. The transfer agent will automatically issue the new Shares in the Share Split.

The transfer agent for Shares of the Trust is Continental Stock Transfer & Trust Company. For questions relating to the transfer or mechanics of the Share Split, stockholders may contact Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561, or by phone at: 800-509-5586 (Domestic callers) or 212-509-4000 (International callers). If Shares are held by a bank, broker or other nominee, stockholders should contact that institution directly.

Shareholders contemplating a transaction in the Trust’s Shares between the Record Date and payment date should consult a broker regarding their entitlement to the Share Split.

About Grayscale Investments®

Grayscale Investments is the world’s largest digital currency asset manager, with more than $12.2B in assets under management as of November 30, 2020. Through its family of 10 investment products, Grayscale provides access and exposure to the digital currency asset class in the form of a security without the challenges of buying, storing, and safekeeping digital currencies directly. With a proven track record and unrivaled experience, Grayscale’s products operate within existing regulatory frameworks, creating secure and compliant exposure for investors. For more information, please visit www.grayscale.co or follow us on Twitter, @Grayscale.

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